UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2013

THE ACTIVE NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35187	33-0884962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10182 Telesis Court San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

(858) 964-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2013, The Active Network, Inc. (the “Company”) and each of David Alberga and Matthew Landa (together, the “Executives”) entered into a Separation and Severance Agreement to set forth the terms and conditions of the Executives’ separation from service with the Company (for each, the “Separation Agreement”). As memorialized in the Separation Agreements, Mr. Alberga, the Company’s former Executive Chairman and Chairman of the Board, and Mr. Landa, the Company’s former Chief Executive Officer, resigned from their respective positions, effective as of April 30, 2013 (the “Separation Date”). Messrs. Alberga and Landa each have agreed to continue their service as a director of the Company through their respective remaining terms.

The Separation and Severance Agreements provide that each Executive will release the Company and certain other parties from all claims, causes of action and demands arising on or prior to May 21, 2013 (the “Effective Date”). In addition, each Executive will be entitled to the following payments in accordance with their retention agreements previously entered into with the Company (for each, the “Retention Agreement”):

•	A lump sum cash payment equal to twelve (12) months of Executive’s base salary payable within ten days following the Effective Date, less applicable tax withholdings.

•

If the Executive elects continuation coverage under the Company’s medical plan under COBRA, reimbursement for the Executive’s COBRA payments until the earlier of (1) his eligibility for any such coverage under another employer’s or any other medical plan or (2) the date that is twelve (12) months following the Separation Date.

•

Accelerated vesting and exercisability of each of Executive’s outstanding stock awards to be automatically accelerated on the Separation Date as to the number of stock awards that would vest over the twelve (12) month period following the Separation Date had Executive remained continuously employed by Company during such period except as otherwise specified in the applicable grant notice. With respect to Mr. Alberga, any vesting acceleration shall apply to the vesting of each stock award scheduled to vest last.

•

All of Executive’s vested stock awards shall remain exercisable by Executive for a period of twelve (12) months following the Separation Date except as otherwise specified in the applicable grant notice.

In addition, the Company agreed to provide Mr. Landa with a bonus payment equal to $192,500 and Mr. Alberga with a bonus payment equal to $150,000, such amounts being equal to a prorated portion of Executive’s respective proposed annual target bonus for 2013, with such bonus amount determined in accordance with the Retention Agreement assuming that all of the performance objectives for such fiscal year have been attained, less all tax withholdings. The bonus payment will be payable to Executive in lump sum within ten days following the Effective Date. The Company also agreed to issue 253,245 fully-vested restricted stock awards to Mr. Landa and 203,052 fully-vested restricted stock awards to Mr. Alberga in lieu of the Executive’s respective proposed target equity grants for 2013.

The Executives affirmed in the Separation Agreements that they will abide by confidentiality and non-disparagement covenants entered into with the Company, and that they will continue to cooperate with the Company in any litigation or similar proceedings relating to their service with the Company.

The foregoing descriptions of the Separation and Severance Agreements are qualified in their entirety by reference to the Separation and Severance Agreements which are filed as Exhibit 10.51 and Exhibit 10.52 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.51#	Separation and Severance Agreement, dated May 21, 2013, by and between the Company and David Alberga.

10.52#	Separation and Severance Agreement, dated May 21, 2013, by and between the Company and Matthew Landa.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ACTIVE NETWORK, INC.

Date: May 23, 2013	/s/ Scott Mendel
Scott Mendel
Chief Financial Officer (principal financial and accounting officer)

EXHIBIT INDEX

Exhibit Number	Description
10.51#	Separation and Severance Agreement, dated May 21, 2013, by and between the Company and David Alberga.

10.52#	Separation and Severance Agreement, dated May 21, 2013, by and between the Company and Matthew Landa.